Exhibit 99.14

KPMG LLP
345 Park Avenue
New York, NY 10154

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

American Skandia Trust:

We consent to the incorporation by reference, in this registration statement on Form N-14 of our report dated February 9, 2005 on the statements of assets and liabilities of the AST AllianceBernstein Managed Index 500 Portfolio and AST AllianceBernstein Growth + Value Portfolio (series of American Skandia Trust, hereafter referred to as the “Portfolios”), including the schedules of investments as of December 31, 2004, and the related statements of operations, the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Portfolios as filed on Form N-CSR.

We also consent to the reference to our firm under the heading “Representations and Warranties by the Fund on behalf of the Acquired Portfolio” in this registration statement on Form N-14.

New York, New York
July 8, 2005

KPMG LLP, a U.S limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.